AMENDED SCHEDULE A

dated May 20, 2022 to the

to the

INVESTMENT ADVISORY AGREEMENT,

dated December 16, 2021, between

THE ADVISORS’ INNER CIRCLE FUND III

and

LEGAL & GENERAL INVESTMENT MANAGEMENT AMERICA, INC.

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each of the Funds in accordance with the following fee schedule:

Fund	Rate
Legal & General Retirement Income 2040 Fund	0.15%
Legal & General Global Developed Equity Index Fund	0.06%
Legal & General Cash Flow Matched Bond Fund	0.13%
Legal & General Long Duration US Credit Fund	0.23%
Legal & General US Credit Fund	0.23%
Legal & General Long Life Fund	0.15%

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Michael Beattie
Name: Michael Beattie
Title: President

LEGAL & GENERAL INVESTMENT MANAGEMENT AMERICA, INC.

By:	/s/ Emma Rodriguez-Ayala
Name: Emma Rodriguez-Ayala
Title: General Counsel & Chief Compliance Officer